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                                                                    Exhibit 10.3

                                                                  April 13, 2004

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is made and entered into effective as of April 11, 2004 by and between ProxyMed, Inc., a Florida corporation ("ProxyMed"), PlanVista Corporation, a Delaware corporation ("PlanVista"), and Phillip S. Dingle ("Consultant").

         A. Consultant and PlanVista entered into an Employment and Noncompetition Agreement dated June 1, 2000, as amended from time to time (the "Employment Agreement").

         B. Consultant and PlanVista and ProxyMed entered into an employment letter dated as of December 4, 2003 (the "Employment Letter"), pursuant to which the Employment Agreement was terminated and Consultant continued to be employed by PlanVista pursuant to the terms of the Employment Letter.

         C. Effective March 2, 2004, PlanVista was merged with and into a wholly-owned subsidiary of ProxyMed (the "Merger"), with PlanVista as the surviving corporation, and as a result PlanVista is a wholly-owned subsidiary of ProxyMed.

         D. Consultant has agreed and desires to continue his affiliation with PlanVista and ProxyMed as a consultant in the capacities and on the terms described in this Agreement.

         In consideration of the mutual agreements contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1. CONTINUATION OF EMPLOYMENT. Consultant agrees to continue to serve as a full-time employee of PlanVista pursuant to the terms of the Employment Letter through August 31, 2004, notwithstanding any provision in the Employment Letter to the contrary.

2. TERM.

         (a) Effective on September 1, 2004 (the "Commencement Date"), unless earlier terminated pursuant to the terms of this Agreement or the Employment Letter, Consultant's employment with PlanVista shall be terminated. Consultant shall serve as a consultant to PlanVista for the period commencing on the Commencement Date and ending on March 3, 2007, unless earlier terminated (the "Consulting Term").

         (b) The Consulting Term may be immediately terminated by ProxyMed prior to the expiration of the Consulting Term if Consultant fails to perform the



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Services in a manner reasonably satisfactory to the Board of Directors of
ProxyMed or if Consultant refuses to perform the Services for any reason (the "Termination Date"). Notwithstanding the foregoing, no such termination shall be effective unless ProxyMed has given Consultant notice of the alleged failure or refusal to perform, specifying in detail the failure or refusal to perform, and Consultant shall not have cured such failure or refusal to perform within ten days after receipt of such notice.

3. ENGAGEMENT OF CONSULTANT.

         (a) For the period commencing on the Commencement Date and ending on August 31, 2005, PlanVista retains Consultant (i) to consult with PlanVista and ProxyMed regarding pending, threatened and other litigation proceedings against PlanVista, (ii) to assist PlanVista and ProxyMed on an as needed basis in negotiating final settlements or otherwise resolving such proceedings, and (iii) to consult with PlanVista and ProxyMed regarding other matters relating to Consultant's tenure with PlanVista or the integration of the operations of PlanVista and ProxyMed (collectively, the "Services"). During such period, Consultant agrees to provide the Services from time to time as may be reasonably requested by PlanVista or ProxyMed or their respective officers. Consultant agrees to be available to provide the Services during regular business hours as reasonably requested of him; provided that PlanVista and ProxyMed acknowledge that the Services requested of Consultant will be limited in scope to telephonic or e-mail inquiries, such that they will not interfere with Consultant's ability to carry out his responsibilities to a full-time employer; provided that Consultant may be requested to travel to PlanVista's Tampa location upon reasonable notice to Consultant and at times that are reasonably acceptable to Consultant so as not to interfere with Consultant's full-time employment. Any such travel shall be at PlanVista's expense but shall be without further compensation to Consultant. Consultant agrees that neither PlanVista nor ProxyMed shall be required to pay any compensation to Consultant for providing the Services, except as described in paragraph 4 of this Agreement. If performance of the Services requires travel to any ProxyMed or PlanVista location, other than to PlanVista's Tampa location as provided above, or to any other location more than five (5) miles from Consultant's home, Consultant shall have the option of accepting such Services under a expense reimbursement arrangement to be negotiated at the time; provided that Consultant's unwillingness to undertake such travel shall not be grounds for ProxyMed to terminate this Agreement and shall not result in the forfeiture of any of Consultant's unvested stock options.

         (b) Commencing September 1, 2005 and ending on March 1, 2007, Consultant agrees to continue to provide the Services by consulting with PlanVista and ProxyMed regarding matters relating to Consultant's tenure with PlanVista and relating to the integration of the operations of PlanVista and ProxyMed.



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4. COMPENSATION. In consideration for Consultant entering into this Agreement and providing the Services during the entire Consulting Term, PlanVista and ProxyMed agree to the following compensation terms.

         (a) CASH COMPENSATION. PlanVista agrees pay Consultant the aggregate amount of $50,000, payable in equal monthly installments over the 12 month period commencing on the Commencement Date.

         (b) BONUS COMPENSATION. Consultant shall be eligible to receive a bonus of up to $50,000 payable on August 31, 2004, in accordance with the bonus objectives attached hereto as Exhibit A.

         (c) STOCK OPTION TERMS. ProxyMed agrees that the stock options to purchase up to 68,543 shares of ProxyMed common stock previously awarded to Consultant (the "Stock Options") shall continue to vest in accordance with the terms of such options as if Consultant were a full-time employee of PlanVista until the earlier of the expiration of the Consulting Term and the Termination Date; provided, however, that all of such Stock Options shall immediately vest upon the occurrence of a "Change in Control," as such term is defined in the ProxyMed, Inc. 2002 Stock Option Plan (the "Plan"). All vested options will be exercisable for 90 days following the earlier of the expiration of the Consulting Term and the Termination Date. All unvested options on the Termination Date shall be forfeited and immediately cancelled. The parties acknowledge that the Stock Options were granted pursuant to the Plan. Notwithstanding any other provision of this Agreement or the Plan, the parties intend that the Stock Options shall remain in effect and shall continue to vest as provided herein. Therefore, in the event that there is any conflict between the terms of this Agreement and the Plan or agreement pursuant to which Consultant received the Stock Options, the terms of this Agreement shall govern.

5. TERMINATION OF EMPLOYMENT AGREEMENTS. Consultant acknowledges and agrees that the Employment Agreement, including all amendments thereto, is terminated, and except as provided herein and in Sections 8, 9 and 10 of the Employment Agreement, neither PlanVista nor ProxyMed shall have any ongoing obligations, financial or otherwise, arising from or relating to the Employment Agreement. Consultant acknowledges and agrees that the Employment Letter shall be terminated effective as of the Commencement Date.

6. MUTUAL RELEASE. The parties hereby forever release and discharge each other, and their respective subsidiaries, affiliates, successors, and assigns, and each of the other's respective present and former officers, directors, managers, agents, employees, attorneys, and predecessors, from any and all claims, causes of action, charges, complaints, injunctions, liens, demands, obligations, damages, liabilities, rights and losses of whatever nature, whether known or




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unknown, suspected or unsuspected, asserted or unasserted, that each party had, now has, or may hereafter claim to have against the other party for any acts, events or occurrences from the beginning of time through the effective date of this Agreement; provided however that the foregoing shall not release PlanVista, ProxyMed or Consultant from any of their respective obligations hereunder or from any of their respective post termination obligations under the Employment Agreement or the Employment Letter.

7. INDEPENDENT CONTRACTOR. For all purposes of this Agreement, and the transactions contemplated hereby, Consultant is and shall be deemed to be an independent contractor and Consultant shall not have the right, without the prior written consent of ProxyMed, to enter into any agreement on behalf of PlanVista or ProxyMed or any of their affiliates or to do any other act which may subject PlanVista or ProxyMed or any of their affiliates to liability or obligate any of them in any manner whatsoever. Nothing in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between Consultant and PlanVista or ProxyMed, (ii) to cause Consultant to be responsible in any way for the debts, liabilities or obligations of PlanVista or ProxyMed, or (iii) to constitute Consultant as an employee, officer or agent of PlanVista or ProxyMed after the Commencement Date.

8. NON DISPARAGEMENT. Consultant agrees not to do or say anything in the future to disparage or otherwise impugn the commercial or personal reputations of PlanVista or ProxyMed or any of such party's officers, directors, employees, and/or agents. PlanVista and ProxyMed on behalf of themselves and their officers, directors, employees, and/or agents agree not to do or say anything in the future to disparage or otherwise impugn the commercial or personal reputation of Consultant.

9. AFFIRMATIVE COVENANTS.

         (a) Consultant agrees that during the Consulting Term and for one (1) year following the earlier of the expiration of Consulting Term or the Termination Date, Consultant will not, directly or indirectly, without the prior written consent of ProxyMed, induce or solicit any person employed or hereafter employed by PlanVista or ProxyMed to leave the employ of PlanVista or ProxyMed, or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by PlanVista or ProxyMed.

         (b) Consultant agrees that until March 3, 2008, Consultant will not, directly or indirectly, without the prior written consent of ProxyMed, solicit or attempt to solicit, divert or take away, or attempt to divert or take away, Customers and their medical cost containment or other financial, administrative or clinical transaction business from PlanVista, ProxyMed and/or any of their then-current affiliates.



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         As used in the preceding sentence, the term "Customer" shall include, however known to Consultant as of such date, (i) any current end-user of PlanVista, ProxyMed or their then-current affiliates' products or services, or any potential end-user thereof with whom PlanVista, ProxyMed or their then-current affiliates have had contact within the preceding six (6) months;
(ii) any current suppliers of PlanVista, ProxyMed or their then-current affiliates; and/or (iii) any vendor of PlanVista, ProxyMed or their then-current affiliates or any reseller of PlanVista, ProxyMed or their then-current affiliates; and/or (iv) their affiliates, successors or assigns.

         (c) Consultant agrees and acknowledges that Consultant will disclose promptly to PlanVista and ProxyMed every discovery, improvement and invention made, conceived or developed by Consultant during the entire Consulting Term (whether or not during working hours) which discoveries, improvements or inventions are capable of use in any way in connection with the business of PlanVista or ProxyMed. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made-for-hire. Consultant grants and agrees to convey to ProxyMed or its nominee the entire right, title and interest, domestic and foreign, which Consultant may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of ProxyMed. Consultant further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Consultant is still a consultant of PlanVista or ProxyMed at the time of such requests.

         (d) Consultant agrees and acknowledges that the Confidential Information of PlanVista and ProxyMed is valuable, special and unique to their businesses, that such businesses depend on such Confidential Information, and that PlanVista and ProxyMed wish to protect such Confidential Information by keeping it confidential for the exclusive use and benefit of PlanVista and ProxyMed. Based on the foregoing, Consultant agrees to undertake the following obligations with respect to such Confidential Information:

                  (i) Consultant agrees to keep any and all Confidential Information in trust for the use and benefit of PlanVista and ProxyMed;

                  (ii) Consultant agrees that, except as required by Consultant's duties or authorized in writing by ProxyMed, Consultant will not at any time during and for a period of three (3) years after the Termination Date, disclose, directly or indirectly, any Confidential Information to any third party; except as may be required by applicable law or court order, in which case



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         Consultant shall promptly notify PlanVista and ProxyMed so as to allow it to seek a protective order if they so elect;

                  (iii) Consultant agrees to take all reasonable steps necessary, or reasonably requested by PlanVista or ProxyMed, to ensure that all Confidential Information is kept confidential for the use and benefit of PlanVista and ProxyMed and their subsidiaries; and

                  (iv) Consultant agrees that, upon the Termination Date or at any other time PlanVista or ProxyMed may in writing so request, Consultant will promptly deliver to PlanVista and ProxyMed all materials constituting Confidential Information (including all copies and derivatives thereof) that are in the possession of or under the control of Consultant. Consultant further agrees that, if requested by PlanVista or ProxyMed to return any Confidential Information pursuant to this Subsection (iv), Consultant will not make or retain any copy or extract from such materials.

         "Confidential Information" means any and all information, including derivative works, developed by or for PlanVista or ProxyMed or entrusted to PlanVista or ProxyMed in confidence by its customers, of which Consultant gained knowledge by reason of Consultant's relationship with PlanVista and ProxyMed, which is not generally known in any industry in which PlanVista or ProxyMed is engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Consultant. Confidential Information includes, but is not limited to, any and all information developed by or for PlanVista or ProxyMed concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by PlanVista or ProxyMed, their suppliers and customers with which PlanVista or ProxyMed had dealt prior to the Termination Date, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by PlanVista or ProxyMed, together with all written, graphic and other materials relating to all or any part of the same. PlanVista and ProxyMed will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts and summaries developed in connection with Consultant's work. Consultant acknowledges that the programs and documentation developed in connection with Consultant's work with PlanVista and ProxyMed shall be the exclusive property of PlanVista and ProxyMed, and that PlanVista and ProxyMed shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from PlanVista or ProxyMed to Consultant to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable



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works or other intellectual property of PlanVista or ProxyMed during the
Consulting Term or subsequent to the Termination Date.

10. ENTIRE AGREEMENT/AMENDMENT. This Agreement and the Employment Letter set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, proposal, negotiation or discussion relating thereto. No amendment or modification to the terms of this Agreement shall be effective unless in writing and signed by the parties hereto.

11. ASSIGNMENT. Consultant acknowledges that the services to be rendered by him are unique and personal; accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

12. MISCELLANEOUS.

         (a) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

         (b) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

         (c) This Agreement was fully negotiated by PlanVista, ProxyMed and Consultant, and neither party shall be considered the drafter, such that any provision of this Agreement might be construed against it on that basis.

         (d) This Agreement may be executed in any number of counterparts, which may be by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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         NOW THEREFORE, the parties have executed this Agreement as of the date first above written.




         PROXYMED, INC.


         By: /s/ Michael K. Hoover
             -------------------------------------------------
         Name: Chairman & CEO




         PLANVISTA, INC.


         By: /s/ Jeffrey L. Markle
             -------------------------------------------------
         Name: Jeffrey L. Markle


         /s/ Phillips S. Dingle
         --------------------------------------------------------------
         Phillip S. Dingle



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